Exhibit 99.1

City National Corporation Reports Record Net Income of $206.3 Million
                     or $4.04 Per Share for 2004;
            Net Income Increases 11 Percent Year Over Year

    LOS ANGELES--(BUSINESS WIRE)--Jan. 12, 2005--

             Assets Exceed $14 Billion for the First Time

    City National Corporation (NYSE:CYN), parent company of wholly owned City National Bank, today reported its ninth consecutive year of record net income. Net income totaled $206.3 million, or $4.04 per share in 2004, compared with $186.7 million, or $3.72 per share in 2003. Included in the results was an after-tax non-cash charge of $4.8 million, or $0.09 a share, for "other-than-temporary impairment" on perpetual fixed-rate preferred securities that had no impact on shareholders' equity.

    2004 FINANCIAL HIGHLIGHTS

    -- Average deposits grew 12 percent, exceeding $11 billion for the first time, and core deposits increased 15 percent over 2003.

    -- Average loans exceeded $8 billion for the first time, an increase of $389.3 million, or 5 percent from the prior year.

    --  Revenues increased 6 percent over 2003.

    -- No provision for credit losses was recorded for 2004 due to continued strong credit quality. In 2003, the company recorded a provision for credit losses of $29.0 million.

    -- Assets under management increased 19 percent to $16.2 billion, and assets under administration and management increased 22 percent to $35.1 billion.


                                              For the twelve
                                               months ended
Dollars in millions,                           December 31,       %
except per share                             2004       2003    Change
----------------------------------------- ---------- ---------- ------
Earnings Per Share                           $4.04      $3.72       9
Net Income                                   206.3      186.7      11
Average Assets (1)                        13,396.0   12,156.1      10
Return on Average Assets (1)                  1.54%      1.54%      0
Return on Average Equity                     16.34      16.27       0


(1) As of September 30, 2004, the company reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform with the presentation in the current reporting period.


    "We are pleased to report our ninth consecutive year of record earnings and even greater strength in our capital position, credit quality, and other key metrics," said Chief Executive Officer Russell Goldsmith. "City National's double-digit net income growth over the prior year also reflected significant growth in deposits, primarily core deposits, as well as higher noninterest income and the absence of a provision for credit losses. We are particularly encouraged by a solid increase both in total loans and commercial loans in the fourth quarter.
    "Completing our 50th year with over $14 billion in bank assets, these strong results demonstrate that City National has built a very solid foundation for continuing growth. With our outstanding team of 2,400 colleagues, we look forward to building additional shareholder value in 2005 by providing our clients with the excellent service and extensive capabilities of California's premier private and business bank."
    Fourth-quarter 2004 net income was $49.7 million, or $0.97 per share, compared with $44.4 million, or $0.87 per share for the fourth quarter of 2003 and $53.5 million, or $1.04 per share for the third quarter of 2004. During the fourth quarter of 2003, $8.1 million, or $0.16 per share of net state tax benefits recognized during the first three quarters of 2003 relating to the company's two REITs, was reversed. Included in fourth-quarter 2004 results was the after-tax non-cash charge of $4.8 million, or $0.09 a share, for "other-than-temporary impairment" on perpetual fixed-rate preferred securities issued by government sponsored enterprises.
    The following table shows the growth of earnings per share with and without the 2003 REITs tax charge and the 2004 "other-than-temporary impairment" charge discussed above:


                                 For the three months ended
                                         December 31,            %
                                     2004           2003       Change
-------------------------------  ------------ -------------- --------
Without the REITs Tax Charge
 and the "Other-Than-Temporary
 Impairment" Charge                  $1.06         $1.03          3

With the REITs Tax Charge and
 the "Other-Than-Temporary
 Impairment" Charge                  $0.97         $0.87         11


    During the fourth quarter of 2004, the company increased its resources devoted to risk management to enhance its policies and procedures to fully comply with the requirements of the Bank Secrecy Act, and the USA Patriot Act. Significant corrective results were accomplished in 2004 and these efforts will be enhanced during 2005. The company expects to enter into an agreement with bank regulators in the near term pertaining to these matters but the company does not know whether this will include any monetary assessment. The current expected expense of these compliance activities is included in this announcement's 2005 Outlook.

    ASSETS

    Average assets of $13.4 billion for 2004 were $1.2 billion, or 10 percent higher than 2003, primarily due to an increase in average securities and loans. Total assets at December 31, 2004 increased 9 percent to $14.2 billion from $13.0 billion at December 31, 2003.

    REVENUES

    Revenues (net interest income plus noninterest income) for 2004 increased 6 percent to $730.2 million due to higher net interest income and wealth management fees.

    NET INTEREST INCOME

    Fully taxable-equivalent net interest income for 2004 was $559.5 million, up 6 percent from $529.0 million for 2003. This, in part, reflected a 125-basis-point increase in interest rates during 2004 and in the growth of City National's loans and securities. The bank's prime rate was 5.25 percent as of December 31, 2004. Net interest margin was 4.54 percent in 2004, 20 basis points lower than it was in 2003. The change was due to a 24 percent increase in holdings of average securities as strong deposit growth exceeded the demand for loans during most of the year.


                              For the twelve months ended
                                     December 31,              %
Dollars in millions             2004             2003        Change
-------------------------- -------------- ---------------- ----------
Average Loans                  $8,118.5         $7,729.2           5
Average Securities              3,689.0          2,976.7          24
Average Deposits               11,275.0         10,045.3          12
Average Core Deposits          10,425.5          9,042.3          15
Fully Taxable-Equivalent
 Net Interest Income              559.5            529.0           6
Net Interest Margin                4.54%            4.74%         (4)


    Period-end December 31, 2004 loans increased $611.4 million from December 31, 2003, reflecting growth in residential and commercial real estate-related borrowings.
    Compared with the prior-year averages, residential mortgage loans rose 17 percent, real estate construction loans rose 19 percent, and commercial real estate mortgage loans rose 6 percent. Commercial loans decreased 6 percent partially due to the virtual elimination of the company's dairy loan portfolio, which began the year at $151.7 million and ended the year at $7.9 million.
    The company's "plain vanilla" interest rate swaps, which are part of its long-standing asset-liability management strategy of hedging loans, deposits and borrowings, were $1.3 billion at December 31, 2004, compared with $1.1 billion at December 31, 2003 and $1.0 billion at September 30, 2004.

    NONINTEREST INCOME

    Noninterest income for 2004 was 4 percent higher than the prior year due primarily to the strength of wealth management income. This increase is attributable to higher trust and investment fees from higher assets under management or administration. Noninterest income was impacted by the $8.2 million non-cash charge on certain perpetual fixed-rate preferred securities. Noninterest income as a percentage of total revenues was 25 percent for 2004 and 26 percent for 2003.

    Wealth Management

    Trust and investment fees increased 45 percent over 2003 primarily due to higher customer balances under management or administration. Assets under management at December 31, 2004 increased 19 percent to $16.2 billion from last year primarily due to new business, strong relative investment performance, and higher market values. Results for 2004 include the operation of Convergent Capital Management, LLC ("CCM") for the entire year, while 2003 results only include the operations of CCM beginning April 1, 2003, the date the acquisition was completed.


                                         At or for the
                                      twelve months ended
                                          December 31,           %
Dollars in millions                    2004         2003      Change
--------------------------------- ------------- ------------ ---------

Trust and Investment Fee Revenue         $68.4        $47.1        45
Brokerage and Mutual Fund Fees            37.7         36.6         3
Assets Under Management (1)           16,185.2     13,610.8        19
Assets Under Administration
 and Management                       35,092.7     28,835.3        22


(1) Excludes $4,227 and $2,858 million of assets under management for the CCM minority owned asset managers as of December 31, 2004 and December 31, 2003, respectively


    Other Noninterest Income

    Cash management and deposit transaction fees totaled $41.4 million in 2004, down 5 percent from 2003. Contributing to the year-over-year decrease were higher deposit balances maintained to offset fees and an increase in the earnings credit for deposits under analysis.
    International service fees for 2004 were 7 percent higher over the prior year primarily due to both higher letter of credit fees and foreign exchange income.
    Other income for 2004 was 22 percent lower than 2003 primarily due to lower participating mortgage loan fees. Participating mortgage loan fees are earned upon completion and repayment of debt for certain real estate construction projects. In these cases, City National lends a portion of the equity requirement and receives a share of the profits in return.
    For 2004, the company recorded $5.9 million in net losses on the sale of loans, assets and debt repurchase and on the sale or write down of securities, compared with $3.2 million in gains for 2003.

    NONINTEREST EXPENSE

    Noninterest expense for 2004 totaled $395.4 million, a 9 percent increase from 2003. The increase was due primarily to higher restricted stock expense, net occupancy expense for premises and higher risk management costs for complying with the Bank Secrecy Act, USA Patriot Act and Sarbanes-Oxley 404 requirements.
    For 2004, the efficiency ratio was 53.89 percent compared with
52.15 percent for 2003.

    INCOME TAXES

    The 2004 effective tax rate was 37.4 percent, compared with 36.6 percent for 2003. The effective tax rate reflects changes in the mix of tax rates applicable to income before tax. As previously reported, the California Franchise Tax Board has taken the position that certain real estate investment trust and registered investment company tax deductions shall be disallowed under California law adopted in the fourth quarter of 2003. While management continues to believe that the tax benefits realized in previous years were appropriate, the company deemed it prudent to participate in the statutory Voluntary Compliance Initiative-Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax years, and permitting the company to claim a refund for these years while avoiding certain potential penalties. The company's strategic and financial positions remain unchanged from the previously reported period.

    FOURTH-QUARTER FINANCIAL HIGHLIGHTS

    -- Average deposits and core deposits for the fourth quarter of 2004 grew 12 percent and 14 percent, respectively, from the fourth quarter of 2003. Average deposits and core deposits increased 4 percent over the third quarter of 2004 due to continued strong bank-wide growth. Average core deposits represented 93 percent of average deposit balances for the fourth quarter of 2004.

    -- Fourth-quarter 2004 average loans increased 10 percent from the same period last year and 2 percent from the third quarter of 2004. Compared with the prior year fourth-quarter averages, residential mortgage loans rose 17 percent, commercial real estate mortgage loans rose 8 percent, and real estate construction loans rose 34 percent. Commercial loans were essentially unchanged partially due to the payoff of dairy loans previously announced. Compared with the third quarter of 2004, all loan categories increased.

        During the fourth quarter, loans increased from September 30, 2004 by $320.1 million, or 4 percent.

    -- Revenue for the fourth quarter of 2004 increased 5 percent over the same period last year. The net interest margin for the fourth quarter of 2004 increased slightly to 4.54 percent from 4.52 percent for the year-ago quarter. It increased 8 basis points from the third quarter of 2004.

    -- No provision for credit losses was recorded for the fourth quarter of 2004 due to continued strong credit quality. The fourth quarter of 2003 and the third quarter of 2004 also included no provision for credit losses.

    -- Noninterest income for the fourth quarter of 2004 declined 13 percent to $41.8 million from the same period last year and decreased 12 percent from the third quarter of 2004 primarily due to the $8.2 million non-cash charge on the perpetual fixed-rate preferred securities. Wealth management fees continued to increase during the quarter. Noninterest income as a percentage of total revenues was 22 percent in the fourth quarter of 2004.

    -- Fourth-quarter 2004 noninterest expense was up 13 percent from the fourth quarter of 2003 and 10 percent over the third quarter of 2004 due primarily to higher restricted stock expense, higher net occupancy expense for premises and higher risk management costs for complying with Bank Secrecy Act, USA Patriot Act and Sarbanes-Oxley 404 requirements.

    CREDIT QUALITY

    The company made no provision for credit losses in 2004. This was attributable to the continued strong credit quality of its $8.5 billion loan portfolio, low level of net charge-offs, management's ongoing assessment of the credit quality of the portfolio, and an improving economic environment. Nonaccrual loans as of December 31, 2004 were $34.6 million, down 18 percent from December 31, 2003, and down 2 percent from September 30, 2004.
    At September 30, 2004, the company reclassified a portion of its allowance for loan losses to reserve for unfunded commitments included in other liabilities. The process used to determine the adequacy of the reserve for unfunded credit commitments is consistent with the process for the allowance for loan losses.
    At December 31, 2004, the allowance for loan losses was $148.6 million or 1.75 percent of outstanding loans. The reserve for unfunded credit commitments was $11.8 million.


                                               At or for the
                                               twelve months
                                                   ended
                                                December 31,       %
Dollars in millions                             2004     2003   Change
--------------------------------------------- -------- -------- ------
Provision For Credit Losses                       $-    $29.0    (100)
Net Loan Charge-Offs                             5.7     27.5     (79)
Annualized Percentage of Net Charge-offs
 to Average Loans                               0.07%    0.36%    (81)
Nonperforming Assets                           $34.6    $42.3     (18)
Percentage of Nonaccrual Loans
 and ORE to Total Loans and ORE                 0.41%    0.54%    (24)
Allowance for Loan Losses (1)                 $148.6   $156.0      (5)
Reserve for Off-Balance Sheet
 Credit Commitments (1)                        $11.8    $10.0      18
Percentage of Allowance for Loan
 Losses to Outstanding Loans (1)                1.75%    1.98%    (12)
Percentage of Allowance for Loan
 Losses to Nonaccrual Loans (1)               428.92   369.07      16


(1) As of September 30, 2004, the company reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform with the presentation in the current reporting period.


    OUTLOOK FOR 2005

    Management currently expects the growth of net income per share for 2005 to be approximately 11 percent to 14 percent higher than net income per share for 2004. This is based on current economic conditions, business indicators and an expectation that the Fed Funds Rate will rise by an additional 75 basis points during 2005.
    Average loans are expected to grow at a rate faster than in 2004 while average deposits in 2005 are expected to grow at a slower rate than in 2004. Net interest income in 2005 is expected to grow at a much higher rate as a result of interest rate increases that occurred in 2004 and expected rate increases for 2005 as well as increased loan balances. Management expects that a provision for credit losses will be required in 2005 as average loan balances grow. Noninterest income is expected to grow at about the 2004 growth rate exclusive of the "other-than-temporary" impairment charge on securities. Noninterest expense is expected to grow at about the same rate in 2005 compared with 2004. This includes higher risk management costs. It also includes higher premises costs relating to the opening of three new offices in Southern California as well as continuing consolidation of operations and colleagues at City National Plaza in downtown Los Angeles. Also expected to contribute to noninterest expense growth are the continued recognition of the cost of restricted stock grants and the cost of stock option expense beginning in the second half of 2005. The effective tax rate is expected to be about the same in 2005 as it was in 2004.

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at December 31, 2004 were 15.11 percent and 11.51 percent, compared with the minimum "well capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at December 31, 2004 was 7.83 percent. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at September 30, 2004 were
14.99 percent, 11.35 percent and 7.80 percent, respectively. Shareholders' equity to assets as of December 31, 2004 was 9.5 percent compared with 9.4 percent as of December 31, 2003.
    Accumulated other comprehensive income at December 31, 2004 was a loss of $1.4 million compared with income of $12.9 million at December 31, 2003, and $3.7 million at September 30, 2004. The average duration of total available-for-sale securities at December 31, 2004 was 3.0 years compared to 3.4 years at December 31, 2003.

    STOCK REPURCHASE

    As previously announced, the company has board authorization to repurchase 1,009,500 of its outstanding shares as of December 31, 2004. During 2004, 740,400 of outstanding shares were repurchased at an average cost of $59.19. There were no shares repurchased during the fourth quarter of 2004. There were 1,042,629 treasury shares at December 31, 2004.

    CONFERENCE CALL

    City National Corporation will host a conference call this afternoon to discuss results for the year and fourth quarter of 2004. The call will begin at 2:00 p.m. PST or 5:00 p.m. EST. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (866) 800-8652 and enter pass code 16742230. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.

    ABOUT CITY NATIONAL

    City National Corporation is a financial services company with $14.2 billion in total assets. Its wholly owned subsidiary, City National Bank, is California's Premier Private and Business Bank(SM). The bank provides banking, investment, and trust services through its 52 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. The company and its affiliates manage or administer $35.1 billion in client trust and investment assets, including $16.2 billion under management.
    For more information about City National, visit the company's Website at cnb.com http://www.cnb.com/.

    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) the unknown economic impact of state budget issues, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) the risk management costs of complying with Sarbanes-Oxley 404 and with Anti-Money Laundering, USA Patriot Act requirements, (5) increased competition in the company's market, (6) other-than-expected credit losses due to real estate cycles or other economic events, (7) earthquake or other natural disasters affecting the condition of real estate collateral, (8) the effect of acquisitions and integration of acquired businesses, and (9) the impact of changes in regulatory, judicial, or legislative tax treatment of business transactions. Management cannot predict at this time the extent of the economic recovery, and a slowing or reversal could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended September 30, 2004, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET
(unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

                             December 31,                September 30,
                           2004         2003    % Change      2004
                      ------------ ------------ -------- -------------
Assets
 Cash and due from
  banks                  $240,492     $461,443       (48)    $410,694
 Federal funds sold       427,000      240,000        78      890,000
 Due from banks -
  interest bearing        236,362      405,747       (42)      37,890
 Securities             4,190,176    3,457,189        21    3,830,502
 Loans (net of
  allowance for loan
  losses of $148,568;
  $156,015 and
  $148,056)  (1)        8,345,619    7,726,727         8    8,026,081
 Other assets             791,864      737,107         7      786,233
                      ------------ ------------           ------------
    Total assets (1)  $14,231,513  $13,028,213         9  $13,981,400
                      ============ ============           ============

Liabilities and
 Shareholders' Equity
 Noninterest-bearing
  deposits             $6,026,428   $5,486,668        10   $5,922,689
 Interest-bearing
  deposits              5,960,487    5,450,395         9    5,942,864
                      ------------ ------------           ------------
     Total deposits    11,986,915   10,937,063        10   11,865,553
 Federal funds
  purchased and
  securities sold
  under repurchase
  agreements              204,654      111,713        83       71,570
 Other short-term
  borrowed funds              125       65,135      (100)      50,125
 Subordinated debt        288,934      295,723        (2)     291,073
 Other long-term debt     230,416      230,555         -      231,882
 Reserve for off-
  balance sheet credit
  commitments  (1)         11,751        9,971        18       12,295
 Other liabilities /
  minority interest       160,183      158,797         1      145,675
                      ------------ ------------           ------------
     Total
      liabilities (1)  12,882,978   11,808,957         9   12,668,173
 Shareholders' equity
     Common stock,
      paid-in capital,
      retained earnings,
      treasury shares
      and deferred
      equity
      compensation      1,349,887    1,206,353        12    1,309,544
     Accumulated
      other
      comprehensive
      income (loss)       (1,352)      12,903      (110)        3,683
                      ------------ ------------           ------------
     Total
      shareholders'
      equity            1,348,535    1,219,256        11    1,313,227
                      ------------ ------------           ------------
 Total liabilities and
  shareholders'
  equity (1)          $14,231,513  $13,028,213         9  $13,981,400
                      ============ ============           ============

 Book value per share      $27.31       $24.85        10       $26.73

 Number of shares at
  period end           49,378,904   49,060,593         1   49,127,167


(1) As of September 30, 2004, the company reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform with the presentation in the current reporting period.


CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

                                       For the three months
                                              ended
                                           December 31,
                                         2004        2003    % Change
                                     ----------- ----------- ---------
Interest income                        $162,919    $143,355        14
Interest expense                        (17,619)    (12,742)       38
                                     ----------- -----------
Net interest income                     145,300     130,613        11
Provision for credit losses                   -           -         -
                                     ----------- -----------
Net interest income after provision
 for credit losses                      145,300     130,613        11
Noninterest income                       41,789      47,929       (13)
Noninterest expense                    (107,463)    (95,117)       13
Minority interest                          (584)       (782)      (25)
                                     ----------- -----------
Income before taxes                      79,042      82,643        (4)
Income taxes                            (29,296)    (38,205)      (23)
                                     ----------- -----------
Net income                              $49,746     $44,438        12
                                     =========== ===========
Net income per share, diluted             $0.97       $0.87        11
                                     =========== ===========
Dividends paid per share                  $0.32       $0.28        14
                                     =========== ===========

Shares used to compute per share net
 income, diluted                     51,386,299  50,965,884


Net income per share, diluted             $0.97       $0.87        11
Eliminate REITs charge reversing
 benefit in the first three
 quarters of the year                         -        0.16       N/M
Eliminate other-than-temporary
 impairment on GSE                         0.09           -       N/M
                                     ----------- -----------
Adjusted net income per share,
 diluted (1)                              $1.06       $1.03         3
                                     =========== ===========


                                       For the twelve months
                                               ended
                                             December 31,
                                           2004       2003    % Change
                                       ----------- ---------- --------
Interest income                          $604,325   $575,725        5
Interest expense                          (58,437)   (61,110)      (4)
                                       ----------- ----------
Net interest income                       545,888    514,615        6
Provision for credit losses                     -    (29,000)    (100)
                                       ----------- ----------
Net interest income after provision for
 credit losses                            545,888    485,615       12
Noninterest income                        184,265    177,225        4
Noninterest expense                      (395,410)  (364,178)       9
Minority interest                          (4,992)    (4,039)      24
                                       ----------- ----------
Income before taxes                       329,751    294,623       12
Income taxes                             (123,429)  (107,946)      14
                                       ----------- ----------
Net income                               $206,322   $186,677       11
                                       =========== ==========
Net income per share, diluted               $4.04      $3.72        9
                                       =========== ==========
Dividends paid per share                    $1.28      $0.97       32
                                       =========== ==========

Shares used to compute per share net
 income, diluted                       51,074,008 50,197,722


Net income per share, diluted               $4.04      $3.72        9
Eliminate REITs charge reversing
 benefit in the first three
 quarters of the year                           -          -      N/M
Eliminate other-than-temporary
 impairment on GSE                           0.09          -      N/M
                                       ----------------------
Adjusted net income per share, diluted
 (1)                                        $4.13      $3.72       11
                                       ======================

(1) This is presented to aid in evaluation of financial performance


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)
----------------------------------------------------------------------

                                      For the three months
                                              ended
                                           December 31,
                                        2004        2003      % Change
                                     ----------- ----------- ---------
Average Balances
Loans
   Commercial                        $3,143,644  $3,129,296         -
   Commercial real estate mortgage    1,850,250   1,719,375         8
   Residential mortgage               2,197,680   1,878,248        17
   Real estate construction             826,116     614,300        34
   Equity lines of credit               245,513     180,259        36
   Installment                           93,354      83,939        11
                                     ----------- -----------
     Total loans                     $8,356,557  $7,605,417        10
                                     =========== ===========

Securities                           $4,012,183  $3,278,831        22
Due from banks - interest bearing        91,817     145,460       (37)
Interest-earning assets              13,039,640  11,749,593        11
Assets  (1)                          14,120,530  12,766,528        11
Core deposits                        11,074,428   9,737,343        14
Deposits                             11,938,672  10,693,959        12
Shareholders' equity                  1,330,614   1,200,390        11

Noninterest income
   Trust and investment fees            $19,264     $14,235        35
   Brokerage and mutual fund fees         9,909       9,082         9
   Cash management and deposit
    transaction fees                      9,024      10,642       (15)
   International services                 5,425       5,144         5
   Bank owned life insurance                678         773       (12)
   Other                                  5,204       7,557       (31)
                                     ----------- -----------
     Subtotal - core                     49,504      47,433         4
   Gain (loss) on sale of  loans and
    assets/debt repurchase                    -         (40)     (100)
   Gain (loss) on sale of securities     (7,715)        536    (1,539)
                                     ----------- -----------
     Total                              $41,789     $47,929       (13)
                                     =========== ===========

Total revenue                          $187,089    $178,542         5
                                     =========== ===========

Noninterest expense
   Salaries and employee benefits       $60,926     $55,912         9
                                     ----------- -----------
   All Other
    Net occupancy of premises            10,045       8,435        19
    Professional                         11,347       7,204        58
    Information services                  5,170       4,699        10
    Depreciation                          3,503       3,343         5
    Marketing and advertising             4,513       3,499        29
    Office services                       2,955       2,485        19
    Amortization of intangibles           1,798       2,654       (32)
    Equipment                               581         519        12
    Other operating                       6,625       6,367         4
                                     ----------- -----------
     Total all other                     46,537      39,205        19
                                     ----------- -----------
      Total                            $107,463     $95,117        13
                                     =========== ===========

Selected Ratios
For the Period
   Return on average assets  (1)           1.40 %      1.38 %       1
   Return on average shareholders'
    equity                                14.87       14.69         1
   Efficiency ratio  (2)                  56.69       52.77         7
   Dividend payout ratio                  31.81       30.94         3

Period End  (1)
   Tier 1 risk-based capital ratio
   Total  risk-based capital ratio
   Tier 1 leverage ratio

                                      For the twelve months
                                             ended
                                          December 31,
                                        2004        2003      % Change
                                     ----------- ----------- ---------
Average Balances
Loans
   Commercial                        $3,136,538  $3,319,328        (6)
   Commercial real estate mortgage    1,827,221   1,727,554         6
   Residential mortgage               2,081,066   1,781,006        17
   Real estate construction             767,841     647,851        19
   Equity lines of credit               216,206     173,937        24
   Installment                           89,604      79,474        13
                                     ----------- -----------
     Total loans                     $8,118,476  $7,729,150         5
                                     =========== ===========

Securities                           $3,689,024  $2,976,741        24
Due from banks - interest bearing        63,042      66,755        (6)
Interest-earning assets              12,334,521  11,159,034        11
Assets  (1)                          13,395,995  12,156,145        10
Core deposits                        10,425,528   9,042,255        15
Deposits                             11,275,017  10,045,267        12
Shareholders' equity                  1,262,562   1,147,477        10

Noninterest income
   Trust and investment fees            $68,366     $47,113        45
   Brokerage and mutual fund fees       $37,677     $36,601         3
   Cash management and deposit
    transaction fees                     41,386      43,513        (5)
   International services                20,784      19,336         7
   Bank owned life insurance              2,812       2,965        (5)
   Other                                 19,119      24,545       (22)
                                     ----------- -----------
     Subtotal - core                    190,144     174,073         9
   Gain (loss) on sale of  loans and
    assets/debt repurchase                    9          78       (88)
   Gain (loss) on sale of securities     (5,888)      3,074      (292)
                                     ----------- -----------
     Total                             $184,265    $177,225         4
                                     =========== ===========

Total revenue                          $730,153    $691,840         6
                                     =========== ===========

Noninterest expense
   Salaries and employee benefits      $239,583    $217,494        10
                                     ----------- -----------
   All Other
    Net occupancy of premises            33,126      31,408         5
    Professional                         31,765      27,230        17
    Information services                 18,802      18,003         4
    Depreciation                         13,619      12,796         6
    Marketing and advertising            15,498      13,224        17
    Office services                      10,305       9,957         3
    Amortization of intangibles           7,080       9,222       (23)
    Equipment                             2,460       2,351         5
    Other operating                      23,172      22,493         3
                                     ----------- -----------
     Total all other                    155,827     146,684         6
                                     ----------- -----------
      Total                            $395,410    $364,178         9
                                     =========== ===========

Selected Ratios
For the Period
   Return on average assets  (1)           1.54 %      1.54 %       -
   Return on average shareholders'
    equity                                16.34       16.27         -
   Efficiency ratio  (2)                  53.89       52.15         3
   Dividend payout ratio                  30.50       25.33        20

Period End  (1)
   Tier 1 risk-based capital ratio        11.51       10.80         7
   Total  risk-based capital ratio        15.11       14.85         2
   Tier 1 leverage ratio                   7.83        7.48         5


(1) As of September 30, 2004, the company reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform with the presentation in the current reporting period.

(2) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
(unaudited)
(Dollars in thousands)
----------------------------------------------------------------------

Period end                        December 31,           September 30,
                         2004         2003     % Change       2004
                    ------------- ------------ --------- -------------
Loans
 Commercial           $3,158,369   $3,222,444        (2)    $3,020,235
 Commercial real
  estate mortgage      1,892,823    1,813,519         4      1,852,472
 Residential
  mortgage             2,248,742    1,937,979        16      2,167,623
 Real estate
  construction           847,364      637,595        33        797,109
 Equity lines of
  credit                 255,194      188,710        35        242,050
 Installment              91,695       82,495        11         94,648
                   ------------- ------------           --------------
     Total loans      $8,494,187   $7,882,742         8     $8,174,137
                   ============= ============           ==============

Deposits
 Noninterest-
  bearing             $6,026,428   $5,486,668        10     $5,922,689
 Interest-
  bearing,
  core                 5,027,638    4,510,194        11      5,083,550
                    ------------ ------------           --------------
   Total core
    deposits          11,054,066    9,996,862        11     11,006,239
 Time deposits
  - $100,000
  and over               932,849      940,201        (1)       859,314
                    ------------ ------------           --------------
   Total deposits    $11,986,915  $10,937,063        10    $11,865,553
                    ============ ============           ==============

                           For the three           For the twelve
                           months ended             months ended
                           December  31,             December 31,
                        2004  2003  % Change     2004  2003  % Change
                     -------- ----- --------- -------- ----- ---------
Yields and Rates for
 the Period
  Loans                 5.68% 5.51%        3     5.52% 5.75%       (4)
  Securities            4.35  4.55        (4)    4.40  4.72        (7)
  Interest-earning
   assets               5.08  4.95         3     5.01  5.29        (5)
  Interest-bearing
   deposits             0.87  0.69        26     0.76  0.86       (12)
  Other borrowings      2.77  1.86        49     2.23  2.13         5
  Total interest
   bearing
   liabilities          1.05  0.80        31     0.90  0.99        (9)
  Net interest margin   4.54  4.52         0     4.54  4.74        (4)


                                  December 31,          September 30,
                             2004     2003   % Change       2004
                           -------- -------- --------- -------------
Credit Quality
   Nonaccrual loans and ORE
     Nonaccrual loans      $34,638  $42,273       (18)      $35,269
     ORE                         -        -         -             -
                           -------- --------           -------------
   Total nonaccrual loans
    and ORE                $34,638  $42,273       (18)      $35,269
                           ======== ========           =============

   Total nonaccrual loans
    and ORE to total loans
    and ORE                   0.41     0.54       (24)         0.43

   Loans past due 90 days
    or more on accrual
    status                    $142   $2,043       (93)       $3,586
                           ======== ========           =============


                    For the three                 For the twelve
                     months ended                  months ended
                     December 31,                  December 31,
                2004      2003  % Change     2004      2003   % Change
             -------- --------- --------- --------- --------- --------
Allowance for
 Loan Losses
Beginning
 balance     $148,056  $156,563      (5)  $156,015  $156,598         -
 Provision for
  credit
  losses (2)      544      (325)   (267)   (1,780)   26,933      (107)
 Charge-offs   (6,339)   (3,330)     90   (28,525)  (40,022)      (29)
 Recoveries     6,307     3,107     103    22,858    12,506        83
             --------- ---------         --------- ---------
  Net charge-
   offs           (32)     (223)    (86)   (5,667)  (27,516)      (79)
             --------- ---------         --------- ---------
Ending
 Balance     $148,568  $156,015      (5) $148,568  $156,015        (5)
             ========= =========         ========= =========


Reserve for
 Off-Balance
 Sheet Credit
 Commitments
Beginning
 balance      $12,295    $9,646      27    $9,971    $7,904        26
  Provision      (544)      325    (267)    1,780     2,067       (14)
             --------- ---------         --------- ---------
Ending
 Balance      $11,751    $9,971      18   $11,751    $9,971        18
             ========= =========         ========= =========

Total net
 charge-offs
 to average
 loans
 (annualized)    0.00     (0.01)   (100)    (0.07)    (0.36)      (81)

Allowance for
 loan losses
 to total
 loans                                       1.75      1.98       (12)
Allowance for
 loan losses
 to
 nonaccrual
 loans                                     428.92    369.07        16
Allowance for
 credit
 losses to
 nonaccrual
 loans  (1)                                462.84    392.65        18


As of September 30, 2004, the company reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform to the presentation in the current reporting period.

(1) Allowance for credit losses equals allowance for loan losses and reserves off-balance sheet credit commitments.

(2) Including reclass from/(to) reserve for unfunded credit commitments.


    CONTACT: City National Corporation
             Christopher J. Carey, 310-888-6777 (Financial/Investors) Cary Walker, 213-833-4715 (Media) or
             Conference Call
             Today 2:00 p.m. PST
             866-800-8652
             Pass code 16742230